Exhibit 16

[Firm Letterhead]

May 13, 2011

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for NBC Universal, Inc (the Company) and, under the date of February 28, 2011, except for Notes 1, 8, 18, 19 & the consolidated financial statement schedule, as to which the date is May 13, 2011, we reported on the consolidated financial statements of the Company as of December 31, 2010 and 2009. On December 15, 2010, we were notified that Comcast appointed Deloitte & Touche LLP as the principal accountant of the Company for the year ending December 31, 2011 and that the auditor-client relationship with KPMG LLP would cease upon completion of the audit of NBC Universal, Inc’s consolidated financial statements as of and for the year ended December 31, 2010, and the filing by the Company of its registration statement on Form S-4, and the issuance of our reports thereon. On February 28, 2011, except for Notes 1,8, 18, 19 & Schedule II, as to which the date is May 13, 2011, we completed our audit and on May 13, 2011, the Company filed its registration statement on Form S-4 and the auditor-client relationship ceased. We have read the Company’s statements included under caption “Changes in Registrant’s Certifying Accountant” in the registration statement, and we agree with such statements, except we are not in position to agree or disagree with the Company’s statements regarding Deloitte & Touche LLP.

Very truly yours,

/s/ KPMG LLP